UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2024

UNIFIRST CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	001-08504	04-2103460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Jonspin Road, Wilmington, Massachusetts	01887
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 658-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	UNF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On September 16, 2024, the Board of Directors (the “Board”) of UniFirst Corporation (the “Company”) appointed Kelly Rooney as Chief Operating Officer of the Company effective September 30, 2024.

Ms. Rooney, age 50, brings extensive knowledge and experience in large scale B2B route-based operations, including from her recent career at Waste Management (NYSE:WM). Ms. Rooney held various operational roles at Waste Management, including as an Area General Manager from August 2020 to September 2021 and a Director of Operations from April 2019 to August 2020. Most recently, Ms. Rooney served as Senior Vice President and Chief Human Resources Officer from August 2022 to September 2024 and Vice President, Human Resources from September 2021 to August 2022. As Chief Human Resources Officer, Ms. Rooney was responsible for leading the development and implementation of Waste Management’s overall human capital, employee experience and operational effectiveness strategy, with a focus on building organizational health and capability and developing talent. Prior to joining Waste Management, Ms. Rooney held various operational and leadership roles at other companies in the waste management industry, including at Advanced Disposal Services, Inc. (formerly NYSE: ADSW), where she was the Regional General Manager from 2015 to 2019 and Director of Operations, Recycling from 2012 to 2015. Ms. Rooney holds a Bachelor of Arts degree in Psychology from Roanoke College, a Master of Arts in Organizational Leadership from Gonzaga University, and certificates in strategic planning, CHRO and HR management and analytics from the Wharton School of Business.

Ms. Rooney will be employed on an at-will basis with an initial annual base salary of $625,000. She will be eligible to participate in the Company’s annual bonus program consisting of the management bonus plan and any specific management business objectives (MBOs) established from time to time by the Compensation Committee of the Board. Her initial annual bonus target is 80% of her eligible earned wages. Ms. Rooney will also be entitled or eligible to receive certain stock appreciation rights and restricted stock unit awards under the Company’s equity incentive plan. In addition, Ms. Rooney will be eligible to participate in the Company’s Deferred Compensation Plan, Executive Employment Plan and other benefit programs.

There were no arrangements or understandings between Ms. Rooney and any other persons pursuant to which Ms. Rooney was selected as Chief Operating Officer. There are no family relationships between Ms. Rooney and any director or executive officer of the Company, and there are no transactions between Ms. Rooney and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Transition of Michael Croatti

On September 16, 2024, Michael Croatti, Executive Vice President, Operations, agreed to transition from his role as an Executive Officer of the Company effective as of November 30, 2024. In connection with the transition, Mr. Croatti entered into a Transition Agreement with the Company, dated as of September 16, 2024 (the “Transition Agreement”). The Transition Agreement provides that Mr. Croatti will continue to be employed on an at-will basis through December 31, 2024. During his employment, Mr. Croatti will continue to be paid his current base salary, and his equity awards will continue to vest in accordance with their terms.

Subject to certain conditions and a release of claims, Mr. Croatti will be entitled to (1) a lump sum severance payment of $617,175, which is equal to 18 months of pay under Mr. Croatti’s current base salary, (2) a lump sum bonus payment of $246,870, which is equal to one and one-half times his target cash incentive bonus for the current fiscal year and (3) certain healthcare continuation benefits for up to 18 months.

Item 7.01 Regulation FD Disclosure.

On September 19, 2024, the Company issued a press release regarding the appointment of Ms. Rooney and the transition of Mr. Croatti’s role as an Executive Officer, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act") or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

*99.1 Press Release dated September 19, 2024

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Furnished

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIFIRST CORPORATION

Date: September 19, 2024	By:	/s/ Steven S. Sintros
Steven S. Sintros
President and Chief Executive Officer